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                                                                    EXHIBIT 99.5

                          MAXICARE HEALTH PLANS, INC.

              INSTRUCTIONS AS TO USE OF SUBSCRIPTION CERTIFICATES


     IMPORTANT -- To subscribe for shares, complete the appropriate SECTION and delivery instructions on the reverse side of the Subscription Certificate, and SIGN in the space provided. Subject to the provisions of the Prospectus, if the instructions of the person completing this Certificate are insufficient to delineate the proper action to be taken with respect to all of the Rights evidenced hereby, such action as is clearly delineated in such instructions will be taken.



     THE RIGHTS REPRESENTED BY THE SUBSCRIPTION CERTIFICATE MAY BE EXERCISED ONLY BY THE RECORD HOLDER OF THE COMPANY'S SHARES AS OF THE CLOSE OF BUSINESS ON SEPTEMBER 14, 2000 (THE "RIGHTS RECORD DATE"), OR BY SOMEONE DESIGNATED BY THE RECORD HOLDER AS THE BENEFICIAL OWNER OF THE SHARES. ACCORDINGLY, BY COMPLETING THE SUBSCRIPTION CERTIFICATE, YOU CERTIFY THAT AS OF THE CLOSE OF BUSINESS ON SEPTEMBER 14, 2000, YOU ARE THE RECORD HOLDER OF SUCH RIGHTS OR THAT YOU HAVE BEEN DESIGNATED BY THE RECORD HOLDER (IN WRITING AS ATTACHED HERETO) AS THE BENEFICIAL OWNER OF SUCH RIGHTS.



     The Rights entitle the record or beneficial holder, as the case may be, to subscribe for one and one-half shares of common stock of the Company at a Subscription Price of $1.00 per Share for each Right evidenced hereby, under the terms and subject to the conditions set forth in the Prospectus. Those shareholders who fully subscribe to the Rights available to them in the Rights Offering shall have over-subscription rights to purchase additional shares from those shares which have not been purchased by other shareholders in the Rights Offering (the "Unsubscribed Shares") up to a maximum of 50% of the shares which are available to the over-subscribing shareholder pursuant to basic subscription rights (the "Over-subscription Rights"). With the exercise of Over-subscription Rights, each shareholder may purchase up to 2 1/4 shares of the Common Stock for each share of Common Stock owned by such shareholder on the Rights Record Date. In the event the number of Unsubscribed Shares is insufficient to meet the exercise of all of the Over-subscription Rights, over-subscription shares will be allocated on a pro-rata basis, based upon the ratio that the number of Over-subscription shares requested by each over-subscribing shareholder on the Rights Record Date bears to the total number requested by all over-subscribing shareholders on such Rights Record Date. In order to preserve the Company's outstanding net operating loss carryforwards, no shareholder may acquire 5% or more of the outstanding shares of the Common Stock through its exercise of Over-subscription Rights without the prior approval of the Board.


     Payment of the full Basic Subscription Price for all Shares subscribed for pursuant to the exercise of the Rights must accompany the properly completed and duly executed Subscription Certificate, or in the alternative the form of guaranteed delivery, payable in United States currency by personal check, cashier's check, bank draft or money order drawn on a bank located in the United States, payable to "American Stock Transfer & Trust Company, as Escrow Agent for Maxicare Health Plans, Inc." PLEASE WRITE YOUR RIGHTS CERTIFICATE NUMBER, SET FORTH ABOVE, ON YOUR CHECK, BANK DRAFT OR MONEY ORDER.
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     Payment of the subscription price for shares subscribed for pursuant to the exercise of Over-subscription Rights need not be remitted with the Subscription Certificate. Should you choose to exercise your Over-subscription Rights, if any, such exercise is irrevocable. However, your payment for such exercised Over-subscription Rights may be remitted either (i) concurrently with your payment owed under your Basic Subscription Rights or (ii) if you elect to defer such payment, it must then be remitted to us within 10 days after our transmittal to you of a letter of instructions you will receive if you choose to defer your Over-subscription payment, which we will send to you as soon as practicable after the expiration of the subscription period. This letter of instructions shall set forth the necessary pro-ration, if any, to the number of Over-subscription shares you will receive, calculated as described in the Prospectus.



     GENERAL INSTRUCTIONS: To exercise all or part of the Rights, including, if applicable, all or part of the Over-subscription Rights, evidenced by the Subscription Certificate, please complete Section 1. In order to have the Subscription Agent deliver Shares issued upon the exercise of Rights to another person or delivered to an address other than the one listed on the face of the Subscription Certificate, please complete Section 2. The Subscription Certificate must be delivered to American Stock Transfer & Trust Company, as subscription agent, on or prior to 5:00 p.m., New York City time, on September 29, 2000, unless the subscription period is extended by the Company, in its sole discretion, for up to an additional 30 days. YOU MAY DELIVER THE SUBSCRIPTION CERTIFICATE AND PAYMENT BY HAND, U.S. MAIL OR OVERNIGHT COURIER TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, NEW YORK 10007, ATTN:
REORGANIZATION DEPARTMENT.



     If you wish to exercise all or part of your Rights, but you or your broker do not have the time to deliver the Rights Certificate before the time your Rights expire, you may exercise your Rights by delivering your payment in full and completing the notice of guaranteed delivery.



     YOUR EXERCISE OF BASIC OR USER-SUBSCRIPTION RIGHTS IS IRREVOCABLE ONCE YOU HAVE SUBMITTED THE SUBSCRIPTION CERTIFICATE (OR YOUR RETAINED PHOTOCOPY THEREOF WITH RESPECT TO OVER-SUBSCRIPTION RIGHTS, IF APPLICABLE) OR THE NOTICE OF GUARANTEED DELIVERY TO AMERICAN STOCK TRANSFER & TRUST COMPANY AS SUBSCRIPTION AGENT. HOWEVER, THE COMPANY RESERVES THE RIGHT TO POSTPONE, MODIFY OR CANCEL THE RIGHTS OFFERING AT ANY TIME PRIOR TO THE EXPIRATION OF THE SUBSCRIPTION PERIOD OF THE RIGHTS OFFERING IF IT DETERMINES THAT SUCH POSTPONEMENT, MODIFICATION OR CANCELLATION IS IN THE BEST INTERESTS OF THE COMPANY.


INSTRUCTIONS FOR SECTION 1 ON THE BACK OF THE SUBSCRIPTION CERTIFICATE:

A. If you wish to exercise ALL of your Basic Subscription Rights, complete
   Section 1(i)(a). The dollar figure you enter is your basic subscription price, payment for which must be remitted concurrently with the Subscription Certificate.

B. If you do NOT wish to exercise all of your Basic Subscription Rights, complete Section 1(ii). The dollar figure you enter is your basic subscription price, payment for which must be remitted concurrently with the Subscription Certificate.


C. If and only if you chose to exercise ALL of your Basic Subscription Rights, you are entitled to exercise Over-subscription Rights. If you fully exercised ALL of your Basic Subscription Rights by completing Section 1(i)(a) and you wish to exercise all or some portion of your Over-subscription Rights, please complete Section 1(i)(b).


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     If you would like to exercise ALL of your Over-subscription Rights, please complete Section 1(i)(b)(A).

     If you would like to exercise only a PORTION of your Over-subscription Rights, please complete Section 1(i)(b)(B). The number of Over-subscription shares you indicate may not be more than .75 times the number of Rights held by you.


     If you choose to exercise all or some of your Over-subscription Rights by completing either Section 1(i)(b)(a) or Section 1(i)(b)(B), the dollar figure you enter is your over-subscription price, payment for which need not be remitted concurrently with the Subscription Certificate; however, your election to exercise your Over-subscription Rights does commit you to remit your Over-subscription payment either (i) concurrently with the Subscription Certificate or (ii) if you elect to defer such payment, it must then be remitted to us within 10 days after our transmittal to you of a letter of instructions you will receive if you choose to defer your Over-subscription payment, which we will send to you as soon as practicable after the expiration of the subscription period, and which will set forth the necessary pro-rations, if any, to your Over-subscription election. If you remit your Over-subscription payment prior to the expiration of the subscription period, and a pro-ration is necessary, the escrow agent will return to you any unutilized portion of your over-subscription payment, without interest.



** PLEASE ALSO NOTE that in lieu of immediately electing to exercise all or some portion of your Over-subscription Rights at the time you remit your Subscription Certificate, you may instead make a photocopy of the Subscription Certificate after you have completed it with respect to your Basic Subscription Rights. Then, after having remitted the original Subscription Certificate completed in full with respect to your Basic Subscription Rights, you may at a later date complete your Over-subscription request on the photocopy and submit it at such later date, but still on or prior to 5:00 p.m., New York City time, September 29, 2000, or such later date to which we may extend the subscription period, in our sole discretion.


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